Exhibit 99.1

Energizer Resources Announces Results of 2015 Annual and Special Meeting of Stockholders and Appointment of Officers
NEWS RELEASE - TORONTO, ONTARIO – December 23, 2015
Energizer Resources Inc. (TSX: EGZ; OTCQB: ENZR; WKN: A1CXW3) ("Energizer" or the "Company") announces the results of the Annual and Special Meeting of its stockholders (the "Meeting") held in Toronto, Ontario, Canada on December 22, 2015. All resolutions were passed with the required majorities.
Resolution 1: At the meeting, the shareholders elected the following persons (with the below corresponding voting percentages of the votes cast) to serve as directors of the Company:
•	V. Peter Harder (94.14% voted "for", 5.86% withhold)
•	John Sanderson (94.16% voted "for", 5.84% withhold)
•	Craig Scherba (95.14% voted "for", 4.86% withhold)
•	Quentin Yarie (93.89% voted "for", 6.11% withhold)
•	Robin Borley (94.12% voted "for", 5.88% withhold)
•	Albert A. Thiess, Jr. (93.87% voted "for", 6.13% withhold)
•	Dean Comand (94.16% voted "for", 5.84% withhold)
•	Dalton Larson (94.19% voted "for", 5.81% withhold)
Each director will hold his office for a term expiring at the next annual meeting of stockholders or until his successor is duly elected and qualified.
The following are the results of the other matters presented at the Meeting. The percentages noted below are the "For" votes and expressed as a percentage of the total votes cast.
•	Resolution 2: Approved the Company's amended stock option plan (82% voted "for", 16% voted "against", 2% withhold); and

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Resolution 3: Ratified the appointment of MNP LLP, as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2016 and authorized the directors to fix remuneration (91% voted "for", 8% voted "against", 1% withhold); and

•	Resolution 4: Approved, on a non-binding basis, executive officer compensation through the "say-on-pay" resolution (86% voted "for", 7% voted "against", 7% withhold).
Following the Meeting, the Board of Directors of the Company approved the reappointment of the following executive officers:
•	V. Peter Harder as Chairman of the Board
•	John Sanderson as Vice Chairman of the Board
•	Craig Scherba as President and Chief Executive Officer
•	Marc Johnson as Chief Financial Officer and Senior Vice President
•	Brent Nykoliation, Senior Vice President, Corporate Development
•	Robin Borley, Senior Vice President, Mine Development
About Energizer Resources
Energizer Resources is a mineral exploration and mine development company based in Toronto, Canada, that is developing its 100%-owned, flagship Molo Graphite Project in southern Madagascar.
For more information, please contact:
Brent Nykoliation, Senior Vice President, Corporate Development, +1.416.364.4911 Email: bnykoliation@energizerresources.com or Craig Scherba, President and CEO,cscherba@energizerresources.com